Exhibit 7.10

Execution Copy

COMMITMENT LETTER

To:                      Simcere Holding Limited

c/o New Good Management Limited

No.699-18 Xuan Wu Avenue
Xuan Wu District, Nanjing
Jiangsu Province 210042

The People’s Republic of China

For the attention of: Mr. Weidong Ren

August 26, 2013

Dear Sirs:

Simcere Holding Limited — Debt Financing

You have informed China Merchants Bank, New York branch and China Merchants Bank, Nanjing branch (together, “us” or “we”) that:

(a)                          Mr. Jinsheng Ren and his affiliate, New Good Management Limited, certain affiliates of Hony Capital Limited and certain other “Rollover Holders” as set out in Appendix II of the Merger Agreement (as defined below), will be, immediately prior to the completion of the Acquisition (as defined below), directly or indirectly, the shareholders of Simcere Holding Limited (“Parent Co”), a limited liability company incorporated in the Cayman Islands;

(b)                          Parent Co is the sole shareholder of Simcere Acquisition Limited (“Merger Co”), a limited liability company incorporated in the Cayman Islands;

(c)                           Parent Co intends to acquire (the “Acquisition”) 100% of the issued share capital in Simcere Pharmaceutical Group (the “Target Company”), a limited liability company incorporated in the Cayman Islands, to be effected through a merger between Merger Co and the Target Company in accordance with a merger agreement (the “Merger Agreement”) between Parent Co, Merger Co and the Target Company, whereupon the Target Company shall be the surviving entity and Merger Co shall cease to exist.

You have also informed us that on or prior to the Closing Date, the Rollover Holders will deliver the shares in the Target Company that they respectively own to Parent Co for cancellation in accordance with the Merger Agreement, and Parent Co will allot and issue new shares to the Rollover Holders.

In this letter:

“Affiliate”  means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York and Beijing.

“Closing Date” means the date on which the Acquisition is completed.

“Fee Letter” means any fee letter between any of the MLAUB or the SBLC Issuer and Parent Co dated on or about the date of this letter.

“Mandate Documents” means this letter, the Term Sheet and any Fee Letter.

“Term Loan Facility” means the US$85,000,000 senior secured term loan facility to be made available on the terms of the Term Loan Facility Documents.

“Term Loan Facility Documents” means a facility agreement and related documentation (based on the terms set out in the Term Sheet) in form and substance satisfactory to Parent Co and the MLAUB.

“Term Sheet” means the Summary of Indicative Principal Terms and Conditions attached at Annex A.

Unless a contrary indication appears, a term defined in any Mandate Document has the same meaning when used in this letter.

1.                               Appointment — Term Loan Facility

1.1                        Parent Co appoints:

(a)                                     China Merchants Bank, New York branch as mandated lead arranger, underwriter and bookrunner of the Term Loan Facility (the “MLAUB”);

(b)                                     China Merchants Bank, Nanjing branch as standby letter of credit issuer in connection with the Term Loan Facility (the “SBLC Issuer”); and

(c)                                      China Merchants Bank, New York branch as facility agent (the “Facility Agent”).

1.2                          Parent Co, the MLAUB and the SBLC Issuer agree to negotiate the Term Loan Facility Documents in good faith in order to enter into such documents as soon as possible after the date of this letter.

1.3                        Until this mandate terminates in accordance with paragraph 12 (Termination):

(a)                                     no other person shall be appointed as mandated lead arranger, underwriter or bookrunner;

(b)                                     no other titles shall be awarded; and

(c)                                       except as provided in the Mandate Documents, no other compensation shall be paid to any person,

in connection with the Term Loan Facility without the prior written consent of the MLAUB.

2.                               Conditions

2.1                        This offer to arrange and underwrite the Term Loan Facility is made on the terms of and subject to the conditions set out in the Term Sheet and is subject to satisfaction of the following conditions:

(a)                                      compliance by Parent Co with all the terms of the Term Sheet in all material respects; and

(b)                                       the preparation, execution and delivery of the Term Loan Facility Documents by no later than 120 days after the date of this letter or any later date agreed between Parent Co and the MLAUB.

Notwithstanding the foregoing and anything in the Mandate Documents or any other agreement or other undertaking concerning the financing of the transactions contemplated in the Mandate Documents (the “Transaction”) to the contrary: (i) the only representations and warranties the making of which shall be a condition precedent to the availability of the Term Loan Facility, shall be: (A) such of the representations and warranties made by or on behalf of the Target Company in the Merger Agreement as are material to the interests of the Lenders under the Term Loan Facility Documents, but only to the extent that Parent Co (or its applicable affiliate) has the right to terminate its obligations to consummate the merger under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement (unless the MLAUB shall have consented thereto, such consent not to be unreasonably withheld or delayed) and (B) the following representations and warranties relating to Parent Co: (1) status and corporate existence; (2) power and authority (as to execution, delivery and performance of the Term Loan Facility Documents; (3) binding obligations; (4) non-conflict between the Term Loan Facility Documents and the organizational documents of Parent Co; (5) validity and admissibility in evidence of the Term Loan Facility Documents; (6) governing law and enforcement; and (7) solvency (to be consistent with the certificate of solvency substantially in the form of Appendix I to the Term Sheet); and (ii) the terms of the Term Loan Facility Documents shall be in a form such that they do not impair the availability of the Term Loan Facility if the conditions expressly set out in this paragraph 2 and in the “Conditions Precedent” section of the Term Sheet are satisfied. This paragraph shall be referred to as the “Conditionality Provision”.

3.                               Underwriting

The MLAUB is pleased to offer to underwrite and commits to make available the Term Loan Facility, and the SBLC Issuer agrees to issue the SBLC, in accordance with the terms of and subject to the conditions set out in the Term Sheet.

4.                               Fees, Costs and Expenses

4.1                        All fees shall be paid in accordance with the Fee Letters or as set out in the facility agreement for the Term Loan Facility. Notwithstanding the foregoing, it is expressly understood and acknowledged by all parties that no such fees will be required to be paid by Parent Co or any of its Affiliates unless and until the Closing Date occurs, other than as set out in paragraph 4.2 below or Section 1(b) of the Fee Letter.

4.2                        Parent Co shall promptly on demand pay legal fees and expenses of the MLAUB as set out in the Term Sheet, whether or not the Closing Date occurs or the Term Loan Facility Documents are entered into.

5.                               Payments

All payments to be made under the Mandate Documents:

(a)                                       shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the MLAUB or the SBLC Issuer (as applicable) shall notify to Parent Co;

(b)                                       shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law.  If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(c)                                        are exclusive of any value added tax or similar charge (“VAT”).  If VAT is chargeable, Parent Co shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

6.                               Information

6.1                        On the date hereof, Parent Co represents and warrants that, to the best of its knowledge:

(a)                                      all written factual information (other than any Projections (as defined below)) that has been made available to us by Parent Co or any of its representatives in connection with the Transaction (the “Information”), when taken as a whole, is complete and correct in all material respects as of the date it is furnished and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading, and nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect; and

(b)                                      the financial projections, budgets and estimates (collectively, the “Projections”) that have been or will be made available to us by Parent Co or any of its representatives in connection with the Transaction have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (it being understood that Projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and that actual results may be materially different).

6.2                                    The representations and warranties set out in paragraph (a) and (b) are deemed to be made by Parent Co daily by reference to the facts and circumstances then existing commencing on the date of this letter and continuing until the date the Term Loan Facility Documents are executed and delivered.

6.3                                    Parent Co shall immediately notify the MLAUB in writing if any representation and warranty set out in this paragraph 6 is incorrect or misleading and agrees to supplement the Information promptly from time to time to ensure that each such representation and warranty is correct and not misleading when made.

6.4                                    Parent Co acknowledges that the MLAUB will be relying on the Information without carrying out any independent verification.

These representations and agreements will be superseded by those in the Term Loan Facility Documents.

7.                               Indemnity

7.1

(a)                                      Whether or not the Term Loan Facility Documents are signed, Parent Co shall within three Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(i)                                the Acquisition or other transactions contemplated hereby;

(ii)                             the use of the proceeds of the Term Loan Facility;

(iii)                          any Mandate Document or the Term Loan Facility Documents; and/or

(iv)                         the arranging or underwriting of the Term Loan Facility, other than, in each case, the SBLC.

(b)                                      Parent Co will not be liable under paragraph (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person to the extent that cost, expense, loss or liability is finally judicially determined to have resulted from (i) any breach by that Indemnified Person of any Mandate Document, any Term Loan Facility Document or any applicable law or (ii) that Indemnified Person’s gross negligence or wilful misconduct.

(c)                                      For the purposes of this paragraph 7:

“Indemnified Person” means the MLAUB, the SBLC Issuer, the Facility Agent, each Lender, any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees and agents.

7.2                        The MLAUB shall not have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 7.1.

7.3

(a)                                 Parent Co agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Parent Co or any of its Affiliates for or in connection with anything referred to in paragraph 7.1(a) above except, following Parent Co’s agreement to the Mandate Documents, to the extent such cost, expense, loss or liability incurred by Parent Co is finally judicially determined to have resulted from (i) any breach by that Indemnified Person of any Mandate Document or any Term Loan Facility Document or (ii) that Indemnified Person’s gross negligence or wilful misconduct.

(b)                                 Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to Parent Co or any of its Affiliates or anyone else for consequential losses or damages.

(c)                                  Parent Co represents to the MLAUB that:

(i)             it is acting for its own account and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(ii)          it is not relying on any communication (written or oral) from the MLAUB as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction.  No communication (written or oral) received from the MLAUB shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(iii)       it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.  It is also capable of assuming, and assumes, the risks of the Transaction; and

(iv)                the MLAUB is not acting as a fiduciary for it in connection with the Transaction.

The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 7 but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 15.2 (Third Party Rights) and 17 (Governing Law and Jurisdiction).

8.                               Confidentiality

Parent Co, the MLAUB and the SBLC Issuer each acknowledge that the Mandate Documents are confidential and no party to this letter shall, without the prior written consent of each of the other parties to this letter, disclose the Mandate Documents or their contents to any other person except:

(a)                                      as required by law or by any applicable governmental or other regulatory authority or by any applicable stock exchange;

(b)                                      in any legal proceedings relating to the Mandate Documents or the Transaction;

(c)                                       to its shareholders, affiliates, employees or professional advisers for the purposes of the Term Loan Facility who have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(d)                                      to the Rollover Holders and any other actual or potential investors in Parent Co (or any direct or indirect holding company of Parent Co) and its employees or professional advisers for the purposes of the Term Loan Facility who have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(e)                                       to the Target and its employees or professional advisers involved in the Acquisition on a confidential basis; and

(f)                                        to potential and prospective lenders, participants or any contractual counterparties to any swap or derivative transaction relating to Parent Co or its obligations under the Term Loan Facility and their professional advisors, who have been made aware of and agree to be bound by the obligations under this paragraph 8.

9.                               Publicity/Announcements

9.1                        All publicity in connection with the Term Loan Facility shall be managed by the MLAUB in consultation with Parent Co.

9.2                        No announcements regarding the Term Loan Facility or any roles as arranger, underwriter, bookrunner or lender shall be made without the prior written consent of Parent Co and the MLAUB, except as required by law or by any applicable governmental or other regulatory authority or by any applicable stock exchange.

10.                        Conflicts

10.1                 Each of Parent Co, the MLAUB and the SBLC Issuer acknowledges that the MLAUB or its Affiliates and the SBLC Issuer or its Affiliates may provide debt financing, equity capital or other services to other persons with whom Parent Co or its Affiliates may have conflicting interests in respect of the Term Loan Facility in this or other transactions.

10.2                 Each of Parent Co, the MLAUB and the SBLC Issuer acknowledges that the MLAUB or its Affiliates and the SBLC Issuer or its Affiliates may act in more than one capacity in relation to this Transaction and may have conflicting interests in respect of such different capacities.

10.3                 The MLAUB and the SBLC Issuer shall not use confidential information obtained from Parent Co or its Affiliates for the purposes of the Term Loan Facility in connection with providing services to other persons or furnish such information to such other persons.

10.4                 Parent Co acknowledges that the MLAUB and the SBLC Issuer have no obligation to use any information obtained from another source for the purposes of the Term Loan Facility or to furnish such information to Parent Co or its Affiliates.

11.                        Assignments

11.1                 Parent Co shall not assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of the MLAUB and the SBLC Issuer.

11.2                 The MLAUB and the SBLC Issuer shall not assign any of their rights or transfer any of their rights or obligations under the Mandate Documents without the prior written consent of Parent Co, which consent shall not be unreasonably withheld or delayed.

12.                        Termination

12.1                 If Parent Co does not accept the offer made by each of the MLAUB and the SBLC Issuer in this letter before close of business in Beijing on August 28, 2013, such offer shall terminate on that date.

12.2                 The MLAUB and the SBLC Issuer may terminate their obligations under this letter with immediate effect by notifying Parent Co if:

12.2.1                  it is notified by Parent Co that Parent Co’s offer to make the Acquisition has been permanently withdrawn or rejected;

12.2.2                  the Merger Agreement is terminated or lapses; or

12.2.3                  Parent Co has materially breached its obligations under the Mandate Documents.

12.3                 Unless otherwise terminated pursuant to paragraph 12.1 or 12.2 above, the obligations of the MLAUB and the SBLC Issuer shall automatically terminate on the date falling one month after the Termination Date (as defined in the Merger Agreement).

13.                        Survival

13.1                 Except for paragraphs 2 (Conditions), 3 (Underwriting), 7 (Indemnity) and 12 (Termination), the terms of this letter shall survive and continue after the Term Facility Documents are signed.

13.2                 Without prejudice to paragraph 13.1, paragraphs 4  (Fees, Costs and Expenses), 7 (Indemnity), 8 (Confidentiality), 9 (Publicity/Announcements), 10 (Conflicts) and 12 (Termination) to 17 (Governing Law and Jurisdiction) inclusive shall survive and continue after any termination of the obligations of the MLAUB and the SBLC Issuer under the Mandate Documents.

14.                        Entire Agreement

14.1                 The Mandate Documents set out the entire agreement between Parent Co, the MLAUB and the SBLC Issuer as to arranging and underwriting the Term Loan Facility and supersede any prior oral and/or written understandings or arrangements relating to Term Loan Facility.

14.2                 Any provision of a Mandate Document may only be amended or waived in writing signed by all parties thereto.

15.                        Third Party Rights

15.1                 Unless expressly provided to the contrary in this letter, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

15.2                 Notwithstanding any term of this letter, the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

16.                        Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

17.                        Governing Law and Jurisdiction

17.1                 This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

17.2                 The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

18.                       PATRIOT Act Notification

The MLAUB hereby notifies you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “PATRIOT Act”), it is required to obtain, verify and record information that identifies Parent Co and any other borrowers and guarantors under the Term Loan Facility, which information includes the name, address, tax identification number and other information regarding the Borrower and such other borrowers and guarantors that will allow the MLAUB to identify Parent Co and such other borrowers and guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the MLAUB and each Lender.

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning to Loan Operations at China Merchants Bank, New York branch, the enclosed copy of this letter together with each Fee Letter despatched to you together with this letter.

Yours faithfully

/s/ Chengyue Jiao, General Manager
/s/ Edward Chin, Chief Marketing Officer
For and on behalf of
China Merchants Bank, New York branch as MLAUB

/s/ Yi Jin, General Manager
For and on behalf of
China Merchants Bank, Nanjing branch as SBLC Issuer

We acknowledge and agree to the above:

/s/ Jinsheng Ren, Director
For and on behalf of
Simcere Holding Limited as Parent Co

ANNEX A

SENIOR SECURED BANKING FACILITIES SUMMARY
OF PRINCIPAL TERMS AND CONDITIONS

US$85,000,000 Term Loan Facility

Term Loan Facility

Borrower	:

Simcere Holding Limited, a company incorporated in the Cayman Islands (“Parent Co”), for the purpose of the Acquisition (as defined below), 53.91% owned directly or indirectly by Mr Ren Jinsheng and his affiliate, New Good Management Limited, 25.00% owned directly or indirectly by affiliates of Hony Capital Limited and 21.09% owned directly or indirectly by certain other “Rollover Holders” as set out in Appendix II of the Merger Agreement (as defined below) immediately prior to the completion of the Acquisition.

Merger Co	:	Simcere Acquisition Limited (“SAC”), a company incorporated in the Cayman Islands, for the purpose of the Acquisition and wholly-owned by Parent Co.

With effect from the Closing Date, SAC will no longer be in existence and be merged into Target Company (described below), which will be the surviving entity in accordance with the Merger Agreement.

Group	:	The Borrower and its existing and future subsidiaries

Mandated Lead Arranger, Underwriter & Bookrunner (MLAUB)	:	China Merchants Bank, New York branch

Facility Agent	:	China Merchants Bank, New York branch

SBLC Issuer	:	China Merchants Bank, Nanjing branch

Lender(s)	:	The MLAUB and other banks to be invited by the MLAUB with the consent of the Borrower. The obligations of each Lender will be on a several and not joint basis.

Target Company	:	Simcere Pharmaceutical Group, a company incorporated in the Cayman Islands, with its ADSs listed on the New York Stock Exchange under the symbol “SCR”

With effect from the Closing Date, the surviving entity in accordance with the Merger Agreement

Target Group	:	Target Company and its existing and future subsidiaries (each a “Target Group Member”)

Acquisition	:

 The acquisition of all of the shares in the Target Company to be effected through a merger between Merger Co and the Target Company in accordance with a merger agreement (“Merger Agreement”) between Parent Co, Merger Co and the Target Company, pursuant to which Parent Co will own 100% of the equity interests in the Target Company (which will be the surviving entity).

Term Loan Facility	:	Senior secured term loan facility

Ranking	:	Direct, unsubordinated, senior and secured.

The obligations under the Term Loan Facility will at all times rank at least pari passu to all existing and senior to all future obligations of the Borrower, and its subsidiaries, save for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

Term Loan Facility Amount	:	Not more than US$ 85,000,000

Signing Date	:	The date of signing of the facility agreement for the Term Loan Facility.

Availability Period	:	From the Signing Date to and including the earliest of the following:

1

a) The date on which the Acquisition lapses, is withdrawn or abandoned or the Merger Agreement is terminated;

b) The date on which the Acquisition is completed (the “Closing Date”); and

c) The date six months after the Signing Date.

Drawdown Mechanism	:

 One lump sum, and drawdown notice to be submitted to MLAUB at least three business days before the drawdown date (the “Utilization Date”) of the loan (the “Loan”). The Loan will be funded into an escrow account held with The Bank of New York Mellon and released from escrow upon filing of the plan of merger with the Companies Registrar in the Cayman Islands in connection with the Acquisition and the effectiveness of the SBLC (as defined below).

Final Maturity Date	:	36 months from the Utilization Date

Principal Repayment	:	50% of the Loan on 30 June 2014, 25% of the Loan on 30 June 2015, 25% of the Loan on 30 June 2016

Financial Adviser Fee	:

 As set out in the fee letter (the “Fee Letter”) dated on or about the date of the commitment letter (the “Commitment Letter”) to which this Summary of Principal Terms and Conditions is attached as Annex A

SBLC Fee	:	As set out in the Fee Letter

Interest Rate	:	3, 6 or 12-month LIBOR (at the option of the Borrower) plus 1.80% per annum calculated on the outstanding balance of the Loan, on an actual/360 basis

Default Interest	:	Interest Rate plus 2% per annum, payable on all outstanding late payments

Facility Fee	:	As set out in the Fee Letter

Commitment Fee	:	As set out in the Fee Letter

Use of Proceeds	:

 To finance the acquisition consideration for the shares of the Target to be acquired by the Borrower in accordance with the Merger Agreement and fees, costs and other expenses in connection with the Acquisition and the Term Loan Facility

Security Interest	:

 The Term Loan Facility will be secured by one or more standby letters of credit denominated in RMB issued by the SBLC Issuer in favour of the Lender(s) of in the aggregate not less than the LC Minimum Amount with a maturity date at least 10 business days after the Final Maturity Date, in a form to be agreed in the facility agreement, which will be effective upon filing of the plan of merger with the Companies Registrar in the Cayman Islands (the “SBLC”). The “LC Minimum Amount” means, as of any day, an RMB amount which, when converted into US Dollars at the applicable prevailing exchange rate as determined by the MLAUB on that day, shall be equal to the quotient of (a) the sum of (i) the then outstanding principal amount of the Loan and (ii) three months interest and Facility Fee payable on the then outstanding principal amount of the Loan, divided by (b) 95%.

The SBLC will be secured by:

i.                  the Borrower will cause cash (or cash equivalents reasonably satisfactory to the SBLC Issuer) in the amount of RMB 400 million and banknotes (reasonably satisfactory to the SBLC Issuer) in the amount of RMB 200 million to be deposited as collateral for the SBLC Issuer and held in an account of or controlled by the SBLC Issuer. Such cash and banknotes shall be released from the security (x) upon the grant of security interests specified in clause (ii) below to the reasonable satisfaction of the SBLC Issuer and receipt of satisfactory opinions and other evidence of the perfection and first priority nature of such security interests, provided that the aggregate value of the pledged cash and banknotes and the collateral value of any security interests pledged as specified in clause (ii) below shall not be less than the LC Minimum Amount or (y) to the extent used to make a Principal Repayment.

2

ii.               at the option of the Borrower, and with the consent of the SBLC Issuer, acting reasonably, the granting of a first ranking security interest in certain fixed assets of the Group, with all such assets pledged to the SBLC Issuer in a manner reasonably satisfactory to the SBLC Issuer (and including the naming of the SBLC Issuer as loss payee or additional insured, if appropriate and practicable); such pledged collateral shall consist of real property reasonably acceptable to the SBLC Issuer with a collateral value to be determined by a qualified independent appraisal firm nominated by the Borrower and reasonably acceptable to the SBLC Issuer. Notwithstanding anything to the contrary herein, any real property pledged pursuant this clause (ii)  shall be applied against the portion of the collateral consisting of banknotes and the maximum amount of such real property that can be substituted for the banknotes shall be RMB 50 million, unless otherwise agreed between the Borrower and the SBLC Issuer.

Upon the expiry of any banknotes, the Borrower shall use its best endeavours to replace such banknotes as soon as practicable with other pledged banknotes (reasonably satisfactory to the SBLC Issuer), pledged cash or security interests pledged as specified in clause (ii)(subject to the RMB 50 million maximum amount therein), provided that at no time shall the value of expired banknotes that have not been so replaced exceed RMB 50 million.

The SBLC shall be reduced promptly upon each repayment of the Loan provided that (i) the amount of the SBLC after such reduction shall be not less than the LC Minimum Amount and (ii) if the MLAUB has reasonable grounds to believe that a preference period clawback will occur with respect to the repayment of the Loan, it may withhold such reduction until all applicable preference or similar periods under relevant insolvency law have lapsed without the filing of insolvency by the Borrower.

Upon the reduction of the SBLC, the SBLC Issuer shall release security, provided that, after giving effect to such release, the aggregate of the pledged cash and banknotes and the collateral value of any security interests specified in clause (ii) above shall not be less than the LC Minimum Amount.

If on any date the outstanding obligations under the Term Loan Facility Documents owing to the MLAUB and the Lenders exceeds 97%  of the undrawn face amount of the SBLC, the Borrower will, upon request of the MLAUB, immediately but in any event within three business days deposit or cause to be deposited into an account or accounts of or controlled by the MLAUB cash or otherwise pledged in favour of the MLAUB and the Lenders in a manner reasonably satisfactory to the MLAUB so that such outstanding obligations in the aggregate, less the cash in such accounts, do not exceed 95% of the undrawn face amount of the SBLC.

Voluntary Early Repayment	:	Voluntary early repayment is allowed at any time without penalty.

Mandatory Prepayment	:	The Loan shall be mandatorily prepaid upon the following, subject to a minimum basket and applicable carve outs customary to facilities of this nature to be agreed:

i. Change of control or an IPO of the Target Company or the Borrower;

ii. Asset Disposals;

3

iii. Insurance Proceeds;

iv. Issuance of Debt (other than Permitted Debt) by Target Company.

Covenants and Undertakings	:

Customary for transactions of this nature (taking into account the nature of the Target Group’s business and subject in each case to agreed materiality qualifications, carve-outs and other exceptions) to be agreed between the Borrower and the MLAUB, to include, but not be limited to, restrictions on indebtedness (exceptions to include the Term Loan Facility and certain short term unsecured existing debt to the extent not repaid on or before the Closing Date, such short term indebtedness, together with any replacement or rollover thereof or other short term debt incurred after the Closing Date, not to exceed at any time US$150 million (or the RMB equivalent thereof), liens (exceptions to include customary permitted liens and any liens securing the Term Loan Facility and the SBLC Issuer), and dividends or other restricted payments (exceptions to include payment of a special dividend of up to US$25,000,000 in aggregate to certain Rollover Holders, subject to agreed conditions.

Financial covenants	:	Financial covenants to be:

• maximum ratio of Total Debt to EBITDA: 6.5x
• minimum ratio of EBITDA to Interest Expense: 2.0x
• minimum ratio of EBITDA to Fixed Charges (Interest Expense and scheduled principal payments on debt (other than any existing debt that is rolled over at intervals of 12 months or less)): 0.6x

Financial covenants to be tested every half-year on a rolling 12 month basis. The shareholders of the Borrower will have the ability, on customary terms but in any event no later than 30 days after Parent Co obtains knowledge thereof, to cure breaches of the financial covenants by making an additional equity contribution or subordinated loan to Parent Co.

Representations and Warranties	:

With repetition (where customary for facilities of this type) such representations and warranties of the Group and the Target Group as are usual for transactions of this nature (subject to qualifications and carve-outs to be agreed, and taking into account the nature of the Target Group’s business), in each case subject to the Conditionality Provision.

Conditions Precedent	:

Shall be in form and substance satisfactory to the Facility Agent and, in the case of the security documents and interests granted thereby, the SBLC Issuer (in each case acting reasonably) and limited to the following, and shall be subject to the Conditionality Provision:

i. Constitutional documents of each of Parent Co and each member of the Group and Target Group;

ii. Resolution of relevant board of directors and (if necessary) shareholders;

iii.            Duly executed facility agreement, fee letters, security documents (other than security to be granted or issued after the Closing Date) and, if requested by the SBLC Issuer, a letter of credit reimbursement agreement (together, the “Term Loan Facility Documents”);

iv. Customary certifications and specimen signatures from all signatories to the Term Loan Facility Documents to be entered into prior to the Closing Date;

v.              Customary legal opinions of counsel to MLAUB, including but not limited to legal opinions in respect of legal capacity, enforceability, governmental license and approval, compliance with, and no violation of, law and creation and perfection of Security Interests, other than Security Interests to be granted after the Closing Date, and a customary legal opinion of counsel to the Borrower in respect of legal capacity under the laws of the Cayman Islands;

4

vi.           A copy of the Merger Agreement and any related documents of the Acquisition (the “Acquisition Documents”, which shall be in form and substance reasonably satisfactory to MLAUB; each of MLAUB and the Facility Agent confirm that the draft Acquisition Documents reviewed by it on or about the date of the Commitment Letter are satisfactory);

vii. Group structure chart;

viii. Structure memo relating to the Acquisition and the Term Loan Facility;

ix. Funds flow statement relating to the Acquisition and the Term Loan Facility;

x. Management Base Case Model;

xi. Copies of the most recently published annual audited consolidated financial statements of the Target;

xii. Evidence of payment of all fees, costs and expenses then due from the Borrower under the facility agreement and fee letters;

xiii. Satisfactory completion of all “know your customer” requirements in compliance with applicable anti money laundering laws and regulations, to the extent not already satisfied;

xiv.    Evidence of receipt of all authorizations, consents, approvals, registrations and filing required in respect of the Term Loan Facility and the Term Loan Facility Documents, including in connection with the creation and perfection of the Security Interests required to be effected on or prior to the Closing Date, and that the same are in full force and effect;

xv.       All of the conditions precedent to the Acquisition have been satisfied without any waiver, amendment, supplement or other modification to the Acquisition Documents that is materially adverse to the Lenders unless the MLAUB  shall  have  consented  thereto, such consent  not  to be unreasonably withheld or delayed;

xvi.    Evidence that, upon funding of the Loan, the Borrower will have sufficient funds on hand to make the payments required in order to pay the Acquisition price and all fees, expenses and costs related to the Acquisition and the Term Loan Facility;

xvii.      Evidence that, on or prior to the Closing Date, Parent Co will allot and issue new shares to the Rollover Holders and all the shares held by the Rollover Holders in the Target Company will be delivered to Parent Co for cancellation in accordance with the Merger Agreement;

xviii.   Accuracy of the following representations and warranties relating to Parent Co: (1) status and corporate existence; (2) power and authority (as to execution, delivery and performance of the Term Loan Facility Documents); (3) binding obligations; (4) non-conflict between the Term Loan Facility Documents and the organizational documents of Parent Co; (5) validity and admissibility in evidence of the Term Loan Facility Documents; (6) governing law and enforcement; and (7) solvency (to be consistent with the certificate of solvency referred to below);

xix.    None of the following Events of Default are continuing in relation to Parent Co or Merger Co: (1) non-payment under the Term Loan Facility Documents; (2) insolvency; (3) insolvency proceedings; (4) creditors’ process; (5) unlawfulness and invalidity of Term Loan Facility Documents to which Parent Co is a party; (6) repudiation of the Term Loan Facility Documents; or (7) expropriation (and Parent Co has certified as such);

xx. Certification of solvency of the Target Company after giving effect to the Acquisition substantially in form of Appendix I hereto; and

5

xxi.    Issuance of the SBLC (which by its terms shall be automatically effective upon the filing of the plan of merger with the Companies Registrar in the Cayman Islands in connection with the Acquisition (without requirement of confirmation of such filing specified under Conditions Subsequent below)).

Conditions Subsequent	:	Evidence of filing of the plan of merger with the Companies Registrar in the Cayman Islands in connection with the Acquisition no later than 1 business day after the Utilization Date.

Certificate of merger issued by the Companies Registrar in the Cayman Islands in connection with the Acquisition no later than 10 business days after the Utilization Date.

Events of Default	:

 Customary to financings of this nature and others appropriate for this transaction, with customary cure periods, carve-outs, materiality tests and thresholds to be mutually agreed. Upon the occurrence of any Event of Default, the Majority Lenders or the SBLC Issuer (as applicable) shall, inter alia, have the right to take or foreclose (or assign the right to foreclose) all or any collateral subject to the Security Interests granted pursuant to the Term Loan Facility Documents.

Majority Lenders	:	66 2/3% of total commitments or, if the Loan is outstanding, 66 2/3% of the Loan.

Assignment and Transferability	:

Any Lender may assign or transfer all or a portion (in minimum amounts of US$5 million) of its rights and obligations under the Term Loan Facility to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, subject, so long as no Event of Default is continuing, to the prior consent of the Borrower (other than assignments to affiliates of a Lender), which consent will not be unreasonably withheld or delayed.

Withholding Taxes / Additional Amounts	:

All payments on the Term Loan Facility shall be made free and clear of, and without withholding or deduction for or on any account of any taxes, duties or governmental charges.  If any such withholding or deduction should be imposed or levied in respect of the Term Loan Facility, the Borrower will pay such additional payments to the Lenders as will result in receipt by Lenders of such amounts as would have been received by Lenders had no such withholding or deduction been required. Customary “Qualifying Lender” language to be included.

Miscellaneous Provisions	:

The facility agreement will be based on the relevant LMA form and will contain provisions relating to, among other things, certain funds, market disruption, breakage costs, indemnities, increased costs, set-off and administration.

Expenses / Indemnities	:

The Borrower shall pay the reasonable and documented out-of-pocket legal fees and expenses of Counsel to MLAUB in connection with this Summary of Principal Terms and Conditions, the Term Loan Facility Documents and the other transactions contemplated hereby up to a cap separately agreed between Parent Co and the MLAUB.  Documents will contain customary indemnification provisions (including, without limitation, in relation to the Acquisition).

6

Governing Law and Jurisdiction	:

The facility agreement will be governed by English law and the Security Interests  will be governed by respective appropriate local laws.  The non-exclusive jurisdiction of the English courts (or the appropriate local courts in the case of Security Interests).

Counsel to MLAUB	:	Pillsbury Winthrop Shaw Pittman LLP

Counsel to the Borrower		Cleary Gottlieb Steen & Hamilton (Hong Kong)

7

Appendix I

Form of Solvency Certificate

This Solvency Certificate (this “Certificate”) is delivered pursuant to Clause [•] of the Facility Agreement, dated [•] (the “Agreement”), between Simcere Holding Limited (the “Borrower”), China Merchants Bank, New York branch, as the Mandated Lead Arranger, China Merchants Bank, New York branch, as Facility Agent, [[•], as Security Agent,]] and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalised terms used but not defined herein have the same meanings as in the Agreement.

I, [•], solely in my capacity as the duly appointed and acting Chief Financial Officer of the Target, and not individually, DO HEREBY CERTIFY to the Finance Parties, as follows:

1.                                      I AM KNOWLEDGEABLE OF THE FINANCIAL AND ACCOUNTING MATTERS OF THE TARGET AND ITS SUBSIDIARIES AND THE AGREEMENT.

2.                                      IMMEDIATELY AFTER GIVING EFFECT TO THE MERGER:

(a)                                 the value of the assets of the Target and its subsidiaries, on a consolidated basis, will be greater than the total amount of liabilities, taking into account contingent liabilities, of the Target and its subsidiaries, on a consolidated basis;

(b)                                 no steps have been taken by the Target or its any of its subsidiaries to wind up the Target or any of its subsidiaries;

(c)                                  the Target and its subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur on or immediately following completion of the Merger, debts beyond their ability to pay such debts as they become due.